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                                                                      EXHIBIT 21


KMART CORPORATION LIST OF SIGNIFICANT SUBSIDIARIES
(As of January 30, 2002)


Kmart Corporation
Kmart of Indiana
Kmart of Michigan, Inc
Kmart of North Carolina LLC
Kmart of Pennsylvania LP
Kmart of Texas L.P.